File No. 333-145927
Filed Pursuant to Rule 424(b)(3)

PROSPECTUS

IA Global, Inc.

29,733,146 Shares of Common Stock

The shares of our common stock offered by this Prospectus includes 29,733,146 shares of our common stock acquired by Inter Asset Japan LBO Fund No. 1 (“IAJ LBO Fund”) issued upon conversion of 1,000 shares of Series A Convertible Preferred Stock acquired in private placement transaction on October 30, 2001, and upon conversion of 1,158 shares of Series B Convertible Preferred Stock acquired in private placement transaction on June 30, 2003. We will not receive any of the proceeds from the sale of our common stock offered by this Prospectus. The common stock will be issued to accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated under the Securities Act.

The selling shareholders may offer their shares of common stock through public transactions executed through one or more broker-dealers at prevailing market prices or in private transactions directly with purchasers or at privately negotiated prices. For a description of the plan of distribution of the shares see page 10 of this Prospectus.

Our common stock is traded on the American Stock Exchange (“AMEX”) under the symbol “IAO.” On September 6, 2007, the last reported sale price for our common stock as reported on the AMEX was $0.50 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 7, 2007.

TABLE OF CONTENTS

Prospectus Summary	1

Description of Capital Stock	2

Risk Factors	3

Forward-Looking Statements	9

Use of Proceeds	9

Selling Shareholders	9

Plan of Distribution	10

Legal Matters	12

Experts	12

Notice Relating to this Prospectus	12

Where You Can Find More Information	12

Incorporation of Certain Documents by Reference	13

You may rely only on the information provided or incorporated by reference in this Prospectus. Neither we nor the selling stockholder have authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of the securities means that the information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

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Prospectus Summary

The following summary highlights information contained elsewhere in this Prospectus. It may not contain all of the information that is important to you. You should read the entire Prospectus carefully, especially the discussion regarding the risks of investing in IA Global, Inc. common stock under the heading “Risk Factors,” before investing in IA Global, Inc. common stock. In this Prospectus, “IAO,” “Company,” “we,” “us,” and “our” refer to IA Global, Inc.

The Company and our Business

IA Global, Inc. (“IA Global” or the “Company”) operates as a strategic holding company with a dedicated focus on growth through mergers and acquisitions in the Pacific Rim region. In Japan, the company is a 100% owner of Global Hotline, Inc. (“Global Hotline”) an operator of major call centers for telemarketing of telecommunications and insurance products. Since our acquisition of the Global Hotline in June 2005, its business has expanded rapidly with the agreement of significant multi-year contracts with major corporations.

In Japan, the Company has a 25% stake in GPlus Media Co Ltd (“GPlus”). GPlus is a Japan based corporation with offices in Tokyo, Japan, Hong Kong and Shanghai, China. The company publishes several of Japan’s best known English-Japanese websites, including GaijinPot.com, and Ecentral.com, the official jobsite of the American Chamber of Commerce in Japan. GPlus also publishes CareerEngine.org, which is a powerful network of jobsites with partners who include ShanghaiExpat.com, the American Chambers of Commerce in Shanghai and Hong Kong, as well as the Canada China Business Council.

In Japan, the Company has a 20.25% equity investment in Slate Consulting Co Ltd (“Slate”). Slate is a Japan headquartered Executive Search firm with operations and business entities in Tokyo, Hong Kong, Surrey, Canada; a call center in Manila, Philippines; an early stage call center in Bucharest, Romania; and British Columbia, Canada.

In Australia, the Company has a 36% stake in Australian Secured Financial Limited and its affiliates, Australian Secured Investments Ltd, ADJ Services Pty Ltd. and Auslink Ltd (collectively, “ASFL”) which raise funds through the issuance of debentures within Australia and provide short term, secured, real property loans to businesses and investors in Australia. Through this group of companies, ASFL has created a strong financial services network leveraging its knowledge and presence in local communities to cater to a sector of the market neglected by larger financial institutions.

Corporate Information

The Company was incorporated in Delaware on November 12, 1998. The Company’s executive offices are located at 101 California Street, Suite 2450, San Francisco, CA 94111, but its operations are located primarily in Japan and Australia. The Company’s telephone number is (415) 946-8828 and its primary website is located at www.iaglobalinc.com. The information on our website is not a part of this Prospectus.

The Company’s Common Stock

The Company’s common stock trades on the American Stock Exchange (“AMEX”) under the symbol “IAO.”

Description of Capital Stock

Common Stock

The Company’s common stock is $.01 par value, 300,000,000 shares authorized and as of September 7, 2007, we had 153,283,906 issued and outstanding, net of 1,996,355 shares of treasury stock, held by approximately 191 stockholders of record. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders.

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock

The Company’s preferred stock is $.01 par value, 5,000 shares authorized and none issued and outstanding.

We are registering for resale by the selling stockholder shares of our common stock which were issued in connection with private placement transactions with the Company that were exempt from the registration requirements of federal and state securities laws. Currently, the Company’s private placement subscription agreements provide for registration rights within ninety days of signing of the agreement. However, these shares were purchased several years ago, and the selling stockholder’s subscription agreements did not contain these provisions. Therefore, as an accommodation to the selling stockholder, the Company has agreed to register these shares.

IAJ LBO Fund

IAJ LBO Fund acquired 29,733,146 shares of our common stock in various transactions.

On September 30, 2002, IAJ LBO Fund converted 1,000 shares of our Series A Convertible Preferred Stock into 20,000,000 shares of our common stock. IAJ LBO Fund had acquired the Series A Preferred Stock on October 30, 2001 in a private transaction for an aggregate consideration of $1,000,000.

On January 30, 2006, IAJ LBO Fund converted 1,158 shares of Series B Convertible Preferred Stock into 11,580,000 shares of our common stock. IAJ LBO Fund had acquired the Series B Preferred Stock on June 30, 2003, for 74,814,238 Yen or approximately $639,438 or $0.35 per share.

The description of our capital stock does not purport to be complete and is qualified in all respects by reference to our Amended and Restated Certificate of Incorporation and Bylaws, the Delaware General Corporation Law, the Notice of Conversion of Series B Convertible Preferred Stock, between the Company and IAJ LBO Fund, dated January 30, 2006; Subscription Agreement, between the Company and IAJ LBO Fund, dated October 30, 2001, and Notice of Conversion of Promissory Note, between the Company and IAJ LBO Fund, dated June 30, 2003.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered under this prospectus. This prospectus relates to an aggregate amount of up to 29,733,146 shares of our common stock that may be offered for sale by the selling shareholders. We have agreed to bear the expenses of the registration of the shares of common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any shares of common stock offered under this prospectus. The selling shareholders may sell these shares of common stock directly to purchasers or they may sell these shares of common stock to purchasers through agents or dealers pursuant to this prospectus. The selling shareholders will receive all of the proceeds from the sale of their common stock and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these shares of common stock does not necessarily mean that the selling shareholders will actually sell these shares of common stock. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 12 of this prospectus.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this Prospectus before deciding to invest in shares of the Company’s common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks that we face. If any of the following risks actually occurs, our business, financial condition, liquidity, results of operations and prospects for growth could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment. You should acquire shares of our common stock only if you can afford to lose your entire investment. We make various statements in this section which constitute “forward-looking statements” under Section 27A of the Securities Act. See “Forward-Looking Statements” on page 9.

Risks Related to our Business

OUR CONTROLLING SHAREHOLDER GROUPS HAVE SUBSTANTIAL INFLUENCE OVER OUR COMPANY

As of September 7, 2007, IAJ LBO Fund, PBAA, Terra Firma, IAJ, IA Turkey,Hiroki Isobe, Kyo Nagae (collectively, the “Controlling Shareholders”) and Derek Schneideman collectively hold approximately 50.6% of our common stock. The share ownership percentages excludes 811,285 shares held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has personal signing authority, 11,000,018 shares of our common stock issuable upon conversion of the convertible debentures and 1,996,355 shares of treasury stock. These entities have stated in a Schedule 13D that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (“Exchange Act”). Hiroki Isobe and Kyo Nagae control each of our Controlling Shareholders. In addition, Mr. Schneideman in his capacity as Chairman and CEO of the company had sole voting power and dispositive power with respect to 76,276,337 shares of common stock for all the company’s 2007 shareholder meetings pursuant to a proxy granted on April 18, 2007. These shares of common stock in total represent approximately 50.6% of the outstanding common stock of the company.

IAJ has the ability to cause a change of control of our board of directors by electing candidates of its choice to the board at a stockholder meeting, and approve or disapprove any matter requiring stockholder approval, regardless of how our other stockholders may vote. Further, under Delaware law, IAJ has significant influence over our affairs, including the power to cause, delay or prevent a change in control or sale of the company, which in turn could adversely affect the market price of our common stock.

As of September 7, 2007, the previous stockholders of ASFL control approximately 28.5% of our common stock.

THE SALE OF A SIGNIFICANT NUMBER OF OUR SHARES COULD DEPRESS THE PRICE OF OUR STOCK.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of September 7, 2007, 153.3 million shares of common stock were outstanding. Significant shares are held by our principal stockholders and other company insiders. As “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”) of the company, our principal stockholders and other company insiders may only sell their shares of common stock in the public market in compliance with Rule 144, including the volume limitations therein.

OUR STOCKHOLDER’S EQUITY MUST EXCEED $6 MILLION TO MAINTAIN OUR LISTING ON THE AMERICAN STOCK EXCHANGE

As of September 7, 2007, we are in compliance with the AMEX continued listing standards with stockholders’ equity in excess of $6 million and our common stock trades on AMEX. To maintain this listing, we must maintain stockholders’ equity of $6 million.

We anticipate that we will be maintaining our AMEX listing. However, if our common stock were to be de-listed by AMEX, we expect that our shares would continue to be traded as a bulletin board stock. If we do not maintain our AMEX listing it would materially affect the ability of our stockholders to dispose of their shares, reduce the liquidity of their investment and affect our ability to obtain financing to support future operations and acquisitions.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

• Quarterly variations in our operating results,

• Sale of a significant number of our common stock by shareholders,

• Announcements by us regarding significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments, liquidity, and our AMEX listing,

• Issuance of convertible or equity securities for general or merger and acquisition purposes,

• Issuance of debt or convertible debt for general or merger and acquisition purposes,

• Investor relation activities,

• Announcements of technological innovations,

• New product introductions by us or our competitors,

• Competitive activities,

• Additions or departures of key personnel,

• Issuance of loans to customers or related or affiliated parties,

• General market and economic conditions,

• Defending significant litigation, and

• Foreign exchange gains and losses.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. Factors like this could have a material adverse effect on our business, financial condition and results of operations.

WE MAY INCUR LOSSES IN THE FUTURE.

We have experienced net losses since inception. While we expect to be profitable in 2008, there can be no assurance that we will achieve or maintain profitability.

WE ARE EXPOSED TO CHANGES IN THE TELECOMMUNICATION AND INSURANCE INDUSTRIES.

The Japanese telecommunications market is experiencing significant growth due to recent regulatory changes that now permit individuals and companies to choose their preferred telephone service provider. Global Hotline may be affected by the following factors that would impact its ability to operate as a telemarketer of telecommunications and insurance products in Japan.

• Its contracts with telecommunication and insurance companies may not be renewed;

• The cost to hire and train staff to startup new contracts;

• Increased usage of wireless technology for telephone and internet usage;

• Passing of new or changes in existing legislation;

• Impact of privacy laws;

• New competitors;

• Decreased pricing;

• Changes in the availability of employees or wages paid to employees to operate the call centers; and

• Loss of key personnel.

In addition, the Global Hotline business has a concentration of customers with five customers. Our business is dependent upon our ability to operate efficiently by maintaining tight control on cash flows. Any change in these factors could adversely affect our ability to achieve the contract rates and to operate as a telemarketer of telecommunications and insurance products in Japan. This could result in a repayment of cash paid under the contracts, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

WE ARE EXPOSED TO CHANGES IN THE AUSTRALIAN FINANCE INDUSTRY

The Australian finance industry is experiencing significant change. We own 36% of ASFL which raises funds through the issuance of debentures in Australia and provides short term, secured, real property loans to businesses or investors in Australia. ASFL may be affected by the following factors that would impact its ability to operate as a short term lender in Australia.

• Risks related to mortgage lending, including customers may not be able to repay the loans, the value of the underlying security may decline, ASFL is reliant on property valuations to ensure collectibility of the loans and we are reliance on customers maintaining adequate insurance on the real property;

• Passing of new or changes in existing legislation that may limit or eliminate debentures;

• Market perception of ASFL and ASFL’s competitors can have a major impact on the ability to raise funds from debentures. Any negative perception of high defaults or inability to service debt or potential bankruptcy or liquidation by other players in the industry can have an impact on ASFL’s reputation as well;

• ASFL’s license could be terminated;

• ASFL may not be able to raise sufficient funds from debentures to adequately fund the business;

• General economic conditions and changes in interest rates;

• The loan portfolio is concentrated in a small number of significant loans;

• New competitors;

• Decreased pricing;

• Decreased market demand for high interest loans;

• Litigation risk;

• ASFL could default on its debentures; and,

• Loss of key personnel.

The ASFL business is also dependent upon their ability to operate efficiently by maintaining tight control on cash flows and raising funds from debentures. Any change in these factors could adversely affect our ability to operate as a short term lender in Australia. This could have a material adverse effect on ASFL’s business, prospects, financial condition and results of operations.

WE WILL NEED ADDITIONAL FINANCING TO SUPPORT OUR OPERATIONS AND ACQUIRE BUSINESSES.

We will need to obtain additional financing in order to continue our current operations, including the cash flow needs of Global Hotline and its subsidiaries, to acquire businesses, make equity investments and maintain the $6 million in stockholder’s equity required to maintain our AMEX listing. There can be no assurance that we will be able to secure additional funding, or that if such funding is available, whether the terms or conditions would be acceptable to us, from our major shareholders or otherwise.

Moreover, if we raise additional capital through borrowing or other debt financing, we will incur substantial interest expense. Sales of additional equity securities will dilute on a pro rata basis the percentage ownership of all holders of common stock. When we raise more equity capital in the future, it is likely that it will result in substantial dilution to our current stockholders.

WE WILL ENGAGE IN ACQUISITIONS, MERGERS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES THAT COULD RESULT IN FINANCIAL RESULTS THAT ARE DIFFERENT THAN EXPECTED.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. As part of our business strategy, we completed acquisitions during early 2004, August 2004, March 2004, June 2004 and June 2005; we invested in a joint venture in July 2004; we made an equity investment in October 2006; we sold businesses in December 2004, May 2005, July 2005 and April 2006; and we divested a joint venture interest in October 2004. Such transactions are accompanied by a number of risks, including:

• Use of significant amounts of cash,

• Potentially dilutive issuances of equity securities on potentially unfavorable terms,

• Incurrence of debt on potentially unfavorable terms as well as amortization expenses related to goodwill and other intangible assets, and

• The possibility that we may pay too much cash or issue too much of our stock as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition.

The process of integrating any acquisition may create unforeseen operating difficulties and expenditures. The areas where we may face difficulties include:

• Diversion of management time, during the period of negotiation through closing and after closing, from its focus on operating the businesses to issues of integration,

• Decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business,

• The need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented,

• The need to implement controls, procedures and policies appropriate for a public company that may not have been in place in private companies, prior to acquisition,

• The need to incorporate acquired technology, content or rights into our products and any expenses related to such integration, and

• The need to successfully develop any acquired in-process technology to realize any value capitalized as intangible assets.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to:

• Effectively transfer liabilities, contracts, facilities and employees to any purchaser,

• Identify and separate the intellectual property to be divested from the intellectual property that we wish to keep,

• Reduce fixed costs previously associated with the divested assets or business, and

• Collect the proceeds from any divestitures.

In addition, if customers of the divested business do not receive the same level of service from the new owners, this may adversely affect our other businesses to the extent that these customers also purchase other products offered by us. All of these efforts require varying levels of management resources, which may divert our attention from other business operations.

If we do not realize the expected benefits or synergies of any divestiture transaction, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

WE ARE DEPENDENT ON KEY PERSONNEL.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace. We do not maintain key man life insurance covering certain of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations and the ability of all personnel to work together effectively as a team. Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.

THE COMPANY WAS EXPOSED TO LEGAL CLAIMS.

We have been exposed to various legal matters during 2004 to 2007.

We have not provided for a provision in these litigation matters in our financial statements. There are no other pending legal proceedings that if adversely determined would have a material adverse effect on our business or financial condition.

OUR CUSTOMER BASE IS CONCENTRATED.

Global Hotline has contracts with major Japanese telecommunications companies and major United States insurance companies. The loss of these contracts would have a material adverse impact on Global Hotline’s ability to produce revenue.

WE HAVE LIMITED INSURANCE.

We have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations.

WE ARE EXPOSED TO FOREIGN CURRENCY GAINS AND LOSSES.

The majority of our operations are located in Japan and we have an equity investment on Australia. We do not trade in hedging instruments or “other than trading” instruments and a significant change in the foreign currency exchange rate between the Japanese Yen, Australian Dollar and US Dollar would have a material adverse or positive effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO COMPETITIVE PRESSURES.

We face competition from entities that provide competing call center operations, including entities that resell telephone and broadband lines and insurance products in Japan. Certain of our competitors may be able to devote greater resources to marketing, adopt more aggressive pricing policies and devote substantially more resources to developing their services and products. We may be unable to compete successfully against current and future competitors, and competitive pressures may have a material adverse effect on our business. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse or positive effect on our business, prospects, financial condition and results of operations.

The above risk factors should be considered carefully in addition to the other information in this prospectus and information incorporated herein by reference before purchasing the securities offered hereby except for the historical information contained herein or incorporated herein by reference, the discussion in this prospectus or incorporated by reference into this prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions the cautionary statements made in this prospectus and incorporated by reference herein should be read as being applicable to all related forward-looking statements wherever they appear in or are incorporated herein by reference into this prospectus our actual results could differ materially from those discussed here or incorporated herein by reference factors that could cause or contribute to such differences include those discussed above, as well as those discussed elsewhere herein or incorporated herein by reference.

Forward-Looking Statements

This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include statements regarding, among other things, (a) our expectations about product development activities, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The information contained in this Prospectus, as well as in our SEC filings, identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements.

Use of Proceeds

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this Prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting or tax services or any other expenses incurred by the selling stockholders in disposing of the shares of common stock. We will receive no proceeds from the sale of shares of common stock in this offering.

Selling Shareholders

The following table sets forth the number of shares owned by the selling shareholder who acquired its common shares of our common stock offered by this Prospectus related to 29,733,146 shares of our common stock acquired by IAJ LBO Fund issued upon conversion of 1,000 shares of Series A Convertible Preferred Stock acquired in private placement transaction on October 30, 2001, and upon conversion of 1,158 shares of Series B Convertible Preferred Stock acquired in private placement transaction on June 30, 2003.

As of September 7, 2007, IAJ LBO Fund, PBAA, Terra Firma, IAJ, IA Turkey, Hiroki Isobe, Kyo Nagae (collectively, the “Controlling Shareholders”) and Derek Schneideman collectively hold approximately 50.6% of our common stock. These entities have stated in a Schedule 13D that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Exchange Act. Hiroki Isobe and Kyo Nagae control each of our Controlling Shareholders.

No estimate can be given as to the amount of our common stock that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all or some of our common stock. There currently are no agreements, arrangements or understandings with respect to the sale of any of our common stock. The shares offered by this Prospectus may be offered from time to time by the selling shareholders named below. This prospectus also covers any additional shares of common stock which may become issuable in connection with shares sold by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our outstanding shares of common stock.

		Percentage of	Total Shares
	No. of	Outstanding	Registered
Name of Selling Shareholder	Shares Owned	Shares (1)	For Sale
Inter Asset Japan LBO Fund No. 1	29,733,146	19.4%	29,733,146

(1) The share ownership percentages described in this Form S-3 excludes 811,285 shares held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has investment and signing authority and 11,000,018 shares issuable upon exercise of $3,300,000 of convertible promissory notes.

Plan of Distribution

We are registering the 29,733,146 shares of our common stock to permit the resale of these shares of our common stock by the selling stockholders from time to time after the date of this Prospectus. We are registering the common stock to fulfill our obligations with the selling stockholders. The registration of the common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholders under this Prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock, including the reasonable fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this Prospectus. If the selling stockholders use this Prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the selling stockholders.

Once sold under the registration statement, of which this Prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We are permitted to suspend the use of this Prospectus in connection with sales of the shares of our common stock offered under this Prospectus by holders during periods of time under certain circumstances relating to pending corporate developments and public filings with the SEC and similar events.

Legal Matters

Arnold & Porter LLP will opine upon the validity of the shares of common stock and certain other legal matters in connection with this offering.

Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the years ended December 31, 2006 and 2005 have been so incorporated in reliance on the report of Sherb & Co., LLP, independent registered public accounting firm, given on the authority of said firm as expert in auditing and accounting.

Notice Relating to this Prospectus

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by the Company or the selling shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

Where You Can Find More Information

The Company has filed a Registration Statement on Form S-3 with the SEC. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Some information is omitted from this Prospectus in accordance with the rules of the SEC and you should refer to the Registration Statement and its exhibits for additional information. You may also find information about us at our website: www.iaglobalinc.com. The contents of our website are not part of this Registration and our Internet address is included in this document as an inactive textual reference only. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and 8-K/A, any amendments to those reports filed by us with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act, are accessible free of charge through our website as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public on the SEC’s Internet web site at http://www.sec.gov.

You should rely only on the information contained in this Prospectus. Neither the Company nor the selling shareholder has authorized anyone to provide you with any information that is different from that contained in this Prospectus. The information contained in this Prospectus is accurate as of the date of this Prospectus. You should not assume that there have been no changes in the affairs of the Company since the date of this Prospectus or that the information in this Prospectus is correct as of any time after the date of this Prospectus, regardless of the time that this Prospectus is delivered or any sale of the common stock offered by this Prospectus is made. This Prospectus is not an offer to sell or a solicitation of an offer to buy the shares covered by this Prospectus in any jurisdiction where the offer or solicitation is unlawful.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” the information that we file with it, meaning we can disclose important information to you be referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

1.            Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on April 2, 2007.

2.            Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2007 filed on May 15, 2007 and June 30, 2007 filed on August 20, 2007.

3.             Current Reports on Form 8-K or 8-K/A filed with the SEC on January 3, 2007; January 12, 2007; January 16, 2007; January 17, 2007; January 18, 2007; January 29, 2007; January 31, 2007; February 13, 2007; February 27, 2007; March 2, 2007; March 7, 2007; March 26, 2007; March 29, 2007; March 30, 2007; April 5, 2007; April 11, 2007; April 20, 2007; April 23, 2007; April 30, 2007; May 2, 2007; May 4, 2007; May 24, 2007; June 8, 2007; June 11, 2007; June 18, 2007; June 21, 2007; June 25, 2007; July 6, 2007; July 6, 2007; July 10, 2007; July 12, 2007; July 12, 2007, July 25, 2007, July 26, 2007, July 26, 2007, August 10, 2007, August 20, 2007, August 21, 2007, August 23, 2007, August 27, 2007, August 28, 2007, August 29, 2007, August 30, 2007, September 6, 2007 and September 7, 2007.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering to which this Prospectus relates.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following address:

IA Global, Inc.

101 California Street,

Suite 2450

San Francisco, CA 94111

(415) 946-8828